Exhibit 99.1

Regency Centers Reports Second Quarter Results
YTD Same-Property NOI Growth of 5.1%

JACKSONVILLE, Fla. (July 31, 2013) - Regency Centers Corporation (“Regency” or the “Company”) today announced financial and operating results for the three and six months ended June 30, 2013.

Earnings

Regency reported Core Funds From Operations (“Core FFO”) for the second quarter of $61.8 million, or $0.67 per diluted share, compared to $62.4 million, or $0.69 per diluted share, for the same period in 2012. For the six months ended June 30, 2013 Core FFO was $120.1 million, or $1.32 per diluted share, compared to $118.7 million, or $1.32 per diluted share, for the same period in 2012.

Funds From Operations (“FFO”) for the second quarter was $62.1 million, or $0.68 per diluted share. For the same period in 2012, the Company reported FFO of $61.3 million, or $0.68 per diluted share. For the six months ended June 30, 2013 FFO was $120.0 million, or $1.32 per diluted share, compared to $111.2 million, or $1.24 per diluted share, for the same period in 2012.

Regency reported net income attributable to common stockholders (“Net Income”) for the second quarter of $31.9 million, or $0.35 per diluted share, compared to net income of $5.7 million, or $0.06 per diluted share, for the same period in 2012. For the six months ended June 30, 2013 Net Income was $47.4 million, or $0.52 per diluted share, compared to $18.9 million, or $0.21 per diluted share for the same period in 2012.

Operations

For the three months ended June 30, 2013, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•Percent leased, same properties only: 94.6%
•Percent leased, all properties: 94.3%

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 5.2%
•Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 5.7%

•	Leasing transactions, including in-process developments (partnerships at 100%): 435 new and renewal lease transactions for a total of 1.6 million square feet

For the six months ended June 30, 2013, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property NOI over the same period last year, excluding termination fees: 5.1%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 5.6%

•	Leasing transactions, including in-process developments (partnerships at 100%): 763 new and renewal lease transactions for a total of 2.7 million square feet

Investments

Property Transactions

During the quarter, the Company sold four wholly owned properties at a gross sales price of $85.3 million and a weighted average cap rate of 6.6%. The Company also sold one co-investment property at a gross sales price of $11.2 million and a cap rate of 8.5%. Regency's share of the gross sales price was $4.5 million. In addition, Regency sold three outparcels at a gross sales price of $2.1 million.

During the quarter, Regency purchased one property, on a wholly owned and unencumbered basis, at a gross purchase price of $27.0 million and a cap rate of 6.1%. Subsequent to quarter end, Regency and a co-investment partner purchased one property at a gross purchase price of $13.6 million and a cap rate of 5.9%. Regency's share of the purchase price was $2.7 million. At the time of the acquisition the property was encumbered by a mortgage loan with an outstanding principal balance of $7.2 million. Regency's share of the assumed debt was $1.4 million.

Developments and Redevelopments

At June 30, 2013, the Company had six projects in development with estimated net development costs of $240.8 million. The in-process developments are 65% funded and 91% leased and committed, including retailer-owned square footage.

Subsequent to quarter end, the Company announced the start of its first ground-up development in Miami, Florida. Fontainebleau Square is a 320,339 square foot community shopping center co-anchored by Publix and Target. The center, which is 86% leased and committed, including retailer-owned square footage, has total estimated net development costs of $52.6 million.

During the quarter, the Company started three redevelopment projects. Highlighting the recent redevelopment starts is Greenway Town Center, located in Portland, Oregon, where Regency has executed a lease with Whole Foods Market to replace the existing grocer and has additional plans for a complete renovation of the existing shopping center façade and other common area features. At June 30, 2013, Regency had 14 redevelopment projects in process representing total estimated incremental investment of $45.3 million.

Capital Markets

Common Stock

During the quarter the Company accessed its at-the-market common equity program and issued 666,702 new common shares at a weighted average price of $54.77 per share, generating gross proceeds of $36.5 million.

Dividend

On July 29, 2013, the Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.4625 per share, payable on August 28, 2013 to shareholders of record on August 14, 2013.

Guidance

The Company has updated certain components of its 2013 earnings guidance. These changes are summarized below. Please refer to the Company’s second quarter 2013 supplemental information package for the complete list of updates.

Full Year 2013 Guidance
(in thousands, except per share data)
	Previous Guidance	Updated Guidance
FFO per diluted share	$2.47 - $2.54	$2.53 - $2.58
Core FFO per diluted share	$2.50 - $2.57	$2.55 - $2.60
Same property % Leased at Period End	94.0% - 95.0%	94.3% - 95.0%
Same property NOI growth w/o term fees	2.5% - 3.2%	3.5% - 4.0%
Dispositions (REG Pro-Rata)	$200,000 - $250,000	$250,000 - $300,000
Acquisitions (REG Pro-Rata)	$0 - $50,000	$30,000 - $50,000
Development and Redevelopment starts	$125,000 - $175,000	$125,000 - $200,000

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to, transaction profits, income or expense, gains or losses from the early extinguishment of debt and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended June 30, 2013 and 2012	Three Months Ended		Year to Date
	2013	2012	2013	2012
Net Income Attributable to Common Stockholders	$31,864	5,697	$47,418	18,878
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization - consolidated real estate	26,711	28,210	53,854	56,249
Depreciation and amortization - unconsolidated partnerships	10,971	10,778	21,588	21,878
Consolidated JV partners' share of depreciation	(215)	(182)	(423)	(362)
Provision for impairment	—	22,509	—	22,509
Amortization of leasing commissions and intangibles	4,820	4,027	9,549	8,039
Gain on sale of operating properties, net of tax	(12,099)	(9,778)	(12,099)	(16,079)
Noncontrolling interest of exchangeable partnership units	70	23	109	77
Funds From Operations	62,122	61,284	119,996	111,189
Dilutive effect of share-based awards	(155)	(182)	(317)	(376)
Funds from Operations for calculating Diluted FFO per Share	$61,967	61,102	$119,679	110,813

Funds From Operations	$62,122	61,284	$119,996	111,189
Adjustments to reconcile to Core Funds from Operations:
Transaction profits, net of deal deal costs and tax	(305)	108	136	(1,221)
Provision for impairment to land and outparcels	—	999	—	999
Provision for hedge ineffectiveness	(27)	15	(20)	11
Loss on early debt extinguishment	—	4	—	4
Original preferred stock issuance costs expensed	—	—	—	7,835
Gain on redemption of preferred units	—	—	—	(1,875)
One-time additional preferred dividend payment	—	—	—	1,750
Core Funds From Operations	61,790	62,410	120,112	118,692
Dilutive effect of share-based awards	(155)	(182)	(317)	(376)
Core Funds From Operations for calculating Diluted Core FFO per Share	$61,635	62,228	$119,795	118,316

Weighted Average Shares for Diluted FFO per Share	91,664	89,717	90,976	89,677

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year
Funds From Operations Guidance:	2013 Guidance
Net income attributable to common stockholders	$0.82	0.87
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	1.71	1.71
Funds From Operations	$2.53	2.58
Adjustments to reconcile FFO to Core FFO:
All other non-core amounts	$0.02	0.02
Core Funds From Operations	$2.55	2.60

Conference Call

In conjunction with Regency's second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 1, 2013 at 12:00 p.m. EDT on the Company's website www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the Company's website.

The Company has published forward-looking statements and additional financial information in its second quarter 2013 supplemental information package that may help investors estimate earnings for 2013. A copy of the Company's second quarter 2013 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company's Form 10-Q for the quarter ended June 30, 2013. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high quality grocery-anchored and community shopping centers. At June 30, 2013, the Company owned 343 retail properties, including those held in co-investment partnerships. Including retailer-owned square footage, the portfolio encompassed 45.9 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 211 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.